Exhibit 10.4

PLATFORM SPECIALTY PRODUCTS CORPORATION
AMENDED AND RESTATED
2013 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AGREEMENT

FOR

___________________________

1.  Award of Restricted Stock Units.  Platform Specialty Products Corporation (the “Company”) hereby grants, as of _____________ (the “Date of Grant”), to _____________ (the “Recipient”), the right to receive upon vesting as provided for herein, ______ restricted shares of the Company’s common stock (collectively the “RSUs”).  The RSUs shall be subject to the terms, provisions and restrictions set forth in this Agreement and the Platform Specialty Products Corporation Amended and Restated 2013 Incentive Compensation Plan (the “Plan”), which is incorporated herein for all purposes.  As a condition to entering into this Agreement, and to the issuance of any Shares (or any other securities of the Company pursuant thereto), the Recipient agrees to be bound by all of the terms and conditions herein and in the Plan.  Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan.

2.  Vesting of RSUs.

(a)  General Vesting. Except as provided in Sections 2(c) and 3 of this Agreement, the RSUs shall vest on March 17, 2018 (the “Vesting Date”), if and only if (i) as to 50% of the RSU’s the Committee determines that the Company’s earnings per share of the Company for the year ended December 31, _______ (the “Measurement Year”) equals or exceeds $____ per share (the “EPS Target”) for the Measurement Year, and (ii) as to 50% of the RSU’s the Company’s publically traded common stock meets a VWAP of $_____ per share prior to the Vesting Date (the “Share Price Target”), where “VWAP” shall mean the volume weighted average price per share of the Company’s common stock on the New York Stock Exchange (or other exchange on which such equity securities are publicly traded) for twenty (20) trading days in any thirty (30) consecutive trading day period ending prior to the Vesting Date.   Thus vesting of the RSU will depend on both time and the Company’s achievement of the specified EPS TARGET. The Committee shall have plenary discretion in determining the components and accounting principles that are considered in calculating the applicable EPS.

(b)  Adjustments to Goals and Targets.

(i)           If, during the vesting period (i.e. the time between the effective date and the vesting date), the Company or any of its Related Entities consummates (whether by merger, recapitalization, consolidation, stock purchase, asset purchase or otherwise) either an acquisition of any other company or business or a disposition of any material portion of the Company’s assets, in each case, out of the ordinary course of business, (an “Acquired/Disposed Business”), the Committee may determine, in it sole discretion, to adjust the EPS Target to account for the relative impact of the Acquired/Disposed Business. Notwithstanding the foregoing, if the Committee does not determine to adjust the EPS Target within thirty (30) days following the consummation of such transactions, the results of operations of the Acquired/Disposed Business shall be excluded from the determination of EPS and the EPS Target shall not be adjusted. Adjustments that may be made by the Committee pursuant to this Agreement shall be made in accordance with the provisions and restrictions set forth in the Plan, and no adjustments shall be permitted if expressly prohibited in the Plan or may cause the RSUs to not satisfy the performance- based exception to Section 162(m) of the Code.

(c)  Acceleration of Vesting Upon Change in Control.   In the event that a Change in Control of the Company occurs during the Recipient's Continuous Service, except as provided in Section 3 hereof, the Shares subject to the RSUs subject to this Agreement shall become immediately vested as of the date of the Change in Control (the “Change in Control Vesting Date”), unless either (i) the Company is the surviving entity in the Change in Control and the RSUs continue to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control or (ii) the successor company or its parent company assumes or substitutes for the RSUs, as determined in accordance with Section 10(c)(ii) of the Plan.

3.  Forfeiture of RSUs.

(a)  If the Recipient does not remain continuously actively employed by the Company for any reason prior to the earlier of (a) Vesting Date or (b) Change in Control Vesting Date, the RSUs granted hereunder shall be forfeited immediately upon such lapse in or termination of active service and the shares will be immediately canceled without recompense to or recourse by the Recipient.

The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Recipient’s forfeiture of RSUs pursuant to this Section 3.

4.        Settlement of the RSUs. The Company shall deliver to the Recipient the number of Shares corresponding to the Vested RSUs as soon as practicable on or after the Vesting Date or Change in Control Vesting Date, whichever applicable, but in no event later than the 15th day of the third month following the last day of the calendar year in which the Vesting Date or Change in Control Vesting Date, whichever applicable, occurs.

5.  Rights with Respect to RSUs.

(a)           No Rights as Shareholder Until Delivery.  Except as otherwise provided in this Section 5, the Recipient shall not have any rights, benefits or entitlements with respect to the Shares corresponding to the RSUs unless and until those Shares are delivered to the Recipient (and thus shall have no voting rights, or rights to receive any dividend declared, before those Shares are so delivered).  On or after delivery, the Recipient shall have, with respect to the Shares delivered, all of the rights of a holder of Shares granted pursuant to the articles of incorporation and other governing instruments of the Company, or as otherwise available at law.

(b)           Adjustments to Shares.  If at any time while this Agreement is in effect and before any Shares have been delivered with respect to any RSUs, there shall be any increase or decrease in the number of issued and outstanding Shares of the Company through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of such Shares, then and in that event, the Committee (or Board as applicable) may make any adjustments it deems fair and appropriate, in view of such change, in the number of Shares subject to the RSUs then subject to this Agreement.  If any such adjustment shall result in a fractional Share, such fraction shall be disregarded.

(c)           Restriction on Certain Transactions. Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding RSUs awarded hereunder, shall not affect in any manner the right, power or authority of the Company or any Related Entity to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's or any Related Entity’s capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company or any Related Entity; (iii) any offer, issue or sale by the Company or any Related Entity of any capital stock of the Company or any Related Entity, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Shares represented by the RSUs and/or that would include, have or possess other rights, benefits and/or preferences superior to those that such Shares includes, has or possesses, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company or any Related Entity; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company or any Related Entity; or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

6.  Transferability.  The RSUs are not transferable unless and until the Shares have been delivered to the Recipient in settlement of the RSUs in accordance with this Agreement, otherwise than by will or under the applicable laws of descent and distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient.  Except as otherwise permitted pursuant to the first sentence of this Section, any attempt to effect a Transfer of any RSUs prior to the date on which the Shares have been delivered to the Recipient in settlement of the RSUs shall be void ab initio.  For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

7.  Tax Matters.

(a)           Withholding.  As a condition to the Company’s obligations with respect to the RSUs (including, without limitation, any obligation to deliver any Shares) hereunder, the Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local taxes of any kind required to be withheld with respect to the delivery of Shares corresponding to such RSUs.  If the Recipient shall fail to make the tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including the withholding of any Shares that otherwise would be delivered to Recipient under this Agreement) otherwise due to the Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to such Shares.

(b)           Satisfaction of Withholding Requirements.  The Recipient may satisfy the withholding requirements with respect to the RSUs pursuant to any one or combination of the following methods:

(i)           payment in cash; or

(ii)          if and to the extent permitted by the Committee, payment by surrendering unrestricted previously held Shares which have a value equal to the required withholding amount or the withholding of Shares that otherwise would be deliverable to the Recipient pursuant to this Agreement.  The Recipient may surrender Shares either by attestation or by delivery of a certificate or certificates for Shares duly endorsed for transfer to the Company, and if required with medallion level signature guarantee by a member firm of a national stock exchange, by a national or state bank (or guaranteed or notarized in such other manner as the Committee may require).

(c)           Recipient’s Responsibilities for Tax Consequences.  The tax consequences to the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the RSUs (including without limitation the grant, vesting and/or delivery thereof) are the sole responsibility of the Recipient.  The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters and the Recipient’s filing, withholding and payment (or tax liability) obligations.

8.  Amendment, Modification & Assignment. This Agreement may only be modified or amended in a writing signed by the parties hereto.  No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement.  Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part.  The rights and obligations created hereunder shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.

9.  Complete Agreement.  This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

10.  Miscellaneous.

(a)  No Right to (Continued) Employment or Service.  This Agreement and the grant of RSUs hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b)  No Limit on Other Compensation Arrangements.  Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c)  Severability.  If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of RSUs hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d)  No Trust or Fund Created.  Neither this Agreement nor the grant of RSUs hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person.  To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e)  Law Governing.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without reference to the conflict of laws rules or principles thereof).

(f)  Interpretation.  The Recipient accepts this award of RSUs subject to all of the terms, provisions and restrictions of this Agreement and the Plan.  The undersigned Recipient hereby accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement or the Plan.

(g)  Headings.  Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference.  Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h)  Notices.  Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 245 Freight Street, Waterbury, Connecticut 06702, or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

(i)  Compliance with Section 409A

(i)  General. It is the intention of both the Company and the Recipient that the benefits and rights to which the Recipient could be entitled pursuant to this Agreement either comply with or fall within an exception to Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(ii)  No Representations as to Section 409A Compliance.  Notwithstanding the foregoing, the Company does not make any representation to the Recipient that the shares of RSUs awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Recipient or any Beneficiary for any tax, additional tax, interest or penalties that the Recipient or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

(iii)  No Acceleration of Payments.  Neither the Company nor the Recipient, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(j)  Non-Waiver of Breach.  The waiver by any party hereto of the other party's prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(k)  Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

(l)  Clawback of Benefits.  The Company may (i) cause the cancellation of the RSUs, (ii) require reimbursement of any benefit conferred under the RSUs to the Recipient or Beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”).  In addition, the Recipient may be required to repay to the Company certain previously paid compensation, whether provided under the Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy.  By accepting this Award, the Recipient agrees to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and further agrees that all of the Recipient’s Award Agreements (and/or awards issued under the Prior Plan) may be unilaterally amended by the Company, without the Recipient’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the _____day of __________.

COMPANY:

PLATFORM SPECIALTY PRODUCTS CORPORATION, a Delaware corporation

By:
Name:
Title:

The Recipient acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the provisions of the Plan and this Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this RSU award subject to all of the terms and provisions of the Plan and the Agreement.  The Recipient further represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

Dated:	RECIPIENT: